EXHIBIT 10.5

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GRANT NOTICE

MIP-Driven RSUs (FTN)

[Name of recipient]

Congratulations! You have been granted an award of restricted stock units (“RSUs”) of First Horizon National Corporation (“FHNC”) as follows:

AMOUNT OF AWARD:	___________ Restricted Stock Units	GRANT DATE:	___________, 2014

GOVERNING PLAN:	Equity Compensation Plan	VESTING DATE:	[18 months after grant]

This RSU award is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect from time to time during the vesting period. Also, this award is subject to the terms and restrictions of FHNC’s Compensation Recovery Policy (“Policy”) as in effect during the vesting period.

RSUs are not shares of stock, have no voting rights, and are not transferable. Upon vesting, FHNC will pay an amount of cash equal to the fair market value, as of the vesting date, of the number of units which have vested. If the record date for any cash dividend upon FHNC’s common shares occurs during the vesting period, an equivalent cash amount will accrue for this award and be paid at vesting. No interest will accrue on dividend equivalents. The number of RSUs will be adjusted proportionately in the event of a stock split or a common stock dividend to avoid any enlargement or dilution of value. In each such adjustment RSUs will be rounded down to the nearest whole unit; any fractional RSU will be disregarded.

This award is subject to possible forfeiture in accordance with the Plan, Procedures, and Policy. As of the grant date, the Procedures provide (among other things) that:

(a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the applicable vesting date; but

(b) if your termination of employment occurs because of your death or permanent disability, this award immediately will vest pro-rata based on the portion of the vesting period that has elapsed at that time and only the remainder of the award will be forfeited.

One effect of clause (a) is that retirement unrelated to permanent disability normally results in the immediate forfeiture of unvested RSUs.

Other forfeiture provisions apply to this RSU award. Currently the Plan and Policy provide for forfeiture or recovery of vested shares if you engage in certain types of misconduct. In addition, this award is subject to forfeiture or recovery to the extent required by applicable capital conservation rules or other regulatory requirements. Also, this award will be forfeited, or if already vested you must pay in cash to FHNC the gross pre-tax value of this award measured at vesting, if during the restriction period applicable to this award: (1) you are terminated for Cause as defined in the Governing Plan; or (2) you, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit, hire, or encourage any person who is then an employee or customer of FHNC or any and all of its subsidiaries or affiliates to leave the employment of, or to end, diminish, or move any of his, her, or its accounts or relationships with, FHNC or any and all of its subsidiaries or affiliates. The restriction period for this award begins on the Grant Date and ends on the second anniversary of the vesting date. By accepting this award, you acknowledge that FHNC may reduce or offset other amounts owed to you, including but not limited to wages or commissions owed, among other things, to satisfy any repayment obligation.

In addition, because this award is granted as partial payment of a bonus under the Management Incentive Plan, this award is subject to possible forfeiture pursuant to that Plan or by operation of the Policy in relation to bonuses under that Plan. By accepting this RSU award, you acknowledge that FHNC may reduce or offset other amounts owed to you, including but not limited to wages or commissions owed, among other things, to satisfy any repayment obligation.

The Compensation Committee reserves the right, in its sole discretion, to accelerate vesting; no employee has any right to receive acceleration. As of the Grant Date, the Committee’s Procedures allow you to request pro-rata vesting of RSUs if you retire at or after age 65 with at least 5 years of service prior to normal vesting. If such a request were granted, only the remaining shares would forfeit.

Vesting is a taxable event. Amounts paid are subject to applicable withholding taxes. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of this award this year. If you make a Section 83(b) election, it will result in the forfeiture of this award.

Questions about your RSU award?

Important information concerning the Plan and this RSU award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Governing Plan or prospectus at any time. If you have questions about your RSU award or need a copy of the Governing Plan, related prospectus, or current administrative Procedures for equity awards, contact Fidelity Investment’s Executive Relationship Officer at 800-823-0217 x511. For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at www.NetBenefits.com.

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